Strictly Private & Confidential 11/85549519_10 1 US-DOCS\150002847.2 24 April 2024 MAREX GROUP PLC and AMPHITRYON LIMITED and JRJ JERSEY LIMITED AS GENERAL PARTNER OF JRJ INVESTOR 1 LIMITED PARTNERSHIP and FORTY TWO POINT TWO ACQUISITION LIMITED AS GENERAL PARTNER OF MASP INVESTOR LIMITED PARTNERSHIP SHAREHOLDER AGREEMENT Herbert Smith Freehills LLP

Strictly Private & Confidential

TABLE OF CONTENTS

Clause	Headings	Page
1.	DEFINITIONS AND INTERPRETATION	1
2.	CONDITION	3
3.	APPOINTMENT AND REMOVAL OF NOMINEE DIRECTOR(S)	3
4.	NOMINEE DIRECTOR DUTIES	5
5.	INFORMATION AND CONFIDENTIALITY	5
6.	CONSENT RIGHT	6
7.	WARRANTIES	7
8.	TERMINATION	7
9.	NOTICES	8
10.	ENTIRE AGREEMENT	9
11.	MISCELLANEOUS	9
12.	GOVERNING LAW AND DISPUTE RESOLUTION	11
13.	PROCESS AGENT	11

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Strictly Private & Confidential 11/85549519_10 1 US-DOCS\150002847.2 THIS AGREEMENT is made as a deed on 24 April 2024 BETWEEN: (1) MAREX GROUP PLC, a public limited company incorporated and registered in England and Wales (with company number 05613060) and whose registered office is 155 Bishopsgate, London, EC2M 3TQ, United Kingdom (the "Company"); (2) AMPHITRYON LIMITED, a company incorporated under the laws of Jersey (with registered number 104379) and whose registered office is 44 Esplanade, St Helier, Jersey, JE4 9WG, Channel Islands ("Amphitryon"); (3) JRJ JERSEY LIMITED as general partner of JRJ INVESTOR 1 LIMITED PARTNERSHIP, a limited partnership incorporated under the laws of Jersey (with registered number 1134) and whose registered office is 44 Esplanade, St Helier, Jersey, JE4 9WG ("JRJ"); and (4) FORTY TWO POINT TWO ACQUISITION LIMITED as general partner of MASP INVESTOR LIMITED PARTNERSHIP, a limited partnership established in the British Virgin Islands whose registered office is at Little Denmark Building, PO Box 4584, Road Town, Tortola, British Virgin Islands ("MASP Investor LP"), Amphitryon, JRJ and MASP Investor LP together being the "Shareholders" and each a "Shareholder". RECITALS: (A) The Company proposes to undertake an initial public offering of its Ordinary Shares (the "IPO") and for its Ordinary Shares to be admitted to trading on the Nasdaq Global Select Market. (B) The Parties have agreed to enter into this Agreement to regulate the relationship between them with effect from admission to trading of the Ordinary Shares on the Nasdaq Global Select Market (the "Effective Date"). IT IS AGREED as follows: 1. DEFINITIONS AND INTERPRETATION 1.1 Definitions In this Agreement each of the following words and expressions has the following meanings unless expressly stated otherwise: "Affiliate" means, with respect to any person, a person who directly or indirectly controls, is controlled by, or is under common control with such person, including, without limitation, any general partner, director or officer of such person or other investment fund from time to time that is controlled by one or more general partners of such person, and in the case of JRJ, JRJ Ventures LLP and, in the case of MASP Investor LP, BXR Advisory Partners LLP and HGT Management LLP; "Articles" means the Articles of association of the Company as amended and restated or adopted by the Company from time to time; "Board" means the board of Directors of the Company; "Business Day" means a weekday (except for public holidays, Saturdays and Sundays) on which banks are open for general business in London and New York; "Committee" means a committee of the Board; "Confidential Information" means (i) information of whatever nature concerning the business, finances, assets, liabilities, dealings, transactions, know how, customers, suppliers, processes or affairs of the Company or any member of the Group from time to time; and (ii) any information which is expressly indicated to be confidential in relation to the Company or any of member of the Group from time to time, which any Shareholder or member of its Shareholder Group may from time to time receive or obtain (orally or in writing or in electronic form) from the Company;

Strictly Private & Confidential 11/85549519_10 2 US-DOCS\150002847.2 "Director" means a director of the Company; "Existing Incentive Scheme" means each of the annual discretionary bonus, the 2021 Deferred Bonus Plan, the 2022 Deferred Bonus Plan, the Long Term Incentive Plan, the Retention Long Term Incentive Plan, the Omnibus Plan and the US All-Employee Share Performance Plan, each as approved by the Remuneration Committee at or prior to the date of this Agreement; "FCA" means the UK Financial Conduct Authority; "Group" means the Company and its subsidiary undertakings from time to time and a "member of the Group" means any one of them; "Insider Trading Policy" means the Insider Trading Compliance Policy and Procedures of the Company as amended from time to time; "Listed Notes" means either or both of the EUR 300,000,000 8.375 per cent. Notes due 2028, and the U.S. $100,000,000 13.250 per cent. Fixed Rate Reset Perpetual Subordinated Contingent Convertible Notes; "Market Abuse Regulation" means the Market Abuse Regulation (EU) 2014/596 and the UK assimilated version of the Market Abuse Regulation (EU) 2014/596 which is part of UK law by virtue of the European Union (Withdrawal) Act 2018, as applicable; "Nasdaq Rules" means the rules and listing standards of the Nasdaq Global Select Market, as applicable from time to time; "New Incentive Scheme" has the meaning given to it in Clause 6.1; "Nomination and Corporate Governance Committee" means the nomination and corporate governance committee of the Board as established and constituted by the Board from time to time; "Nominee Director" has the meaning given to it in Clause 3.1.1; "Ordinary Shares" means the issued ordinary shares in the Company; "Party" or "Parties" means a party or the parties to this Agreement; "Permitted Transferee" has the meaning given to in Clause 11.2; "PRA" means the UK Prudential Regulation Authority; "Remuneration Committee" means the remuneration committee of the Board as established and constituted by the Board from time to time; "Risk Committee" means the risk committee of the Board as established and constituted by the Board from time to time; "SEC" means the US Securities and Exchange Commission; "Shareholder Group" means: (a) in the case of Amphitryon, Amphitryon and each of its Affiliates from time to time (but excluding any member of the Group); (b) in the case of JRJ, JRJ and each of its Affiliates from time to time (but excluding any member of the Group); and (c) in the case of MASP Investor LP, MASP Investor LP and each of its Affiliates from time to time (but excluding any member of the Group); and "Transferor" has the meaning given to in Clause 11.2. 1.2 In this Agreement: 1.2.1 a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, modified, incorporated or reproduced and to any enactment, statutory provision or subordinate legislation that from time

Strictly Private & Confidential 11/85549519_10 3 US-DOCS\150002847.2 to time (with or without modifications) re-enacts, replaces, consolidates, incorporates or reproduces it; 1.2.2 a reference to any agreement or other instrument (other than an enactment or statutory provision) is to that agreement or instrument as from time to time amended, varied, supplemented or substituted otherwise than in breach of this Agreement; 1.2.3 a "person" includes a reference to any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality); 1.2.4 a reference to a Clause is a reference to a Clause of, or to, this Agreement; 1.2.5 the contents page and headings are for convenience only and shall not affect the interpretation of this Agreement; 1.2.6 a reference to this Agreement includes this Agreement as amended or supplemented in accordance with its terms; 1.2.7 words in the singular include the plural and vice versa and a reference to one gender includes other genders; 1.2.8 a reference to a time of day is to London time; and 1.2.9 the words "include" and "including" are to be construed without limitation. 2. CONDITION 2.1 This Agreement is conditional upon the Effective Date occurring no more than 10 Business Days from the date of this Agreement (or such later time and/or date as the Parties may agree) and shall take effect upon the Effective Date. 2.2 If the condition set out in Clause 2.1 is not satisfied, or becomes incapable of being satisfied, this Agreement shall lapse and be of no further effect. 3. APPOINTMENT AND REMOVAL OF NOMINEE DIRECTOR(S) 3.1 For so long as: 3.1.1 the Shareholders hold in aggregate a beneficial interest in 10 per cent. or more of the issued ordinary share capital of the Company but less than 25 per cent. of the issued ordinary share capital of the Company, Amphitryon (on behalf of and at the direction of JRJ) or JRJ shall be entitled from time to time to nominate for appointment to the Board up to one natural person to be a non-executive Director; and 3.1.2 the Shareholders hold in aggregate a beneficial interest in 25 per cent. or more of the issued ordinary share capital of the Company, Amphitryon (on behalf of and at the direction of JRJ) or JRJ shall be entitled from time to time to nominate for appointment to the Board up to two natural persons to be non-executive Directors, each such natural person, a "Nominee Director", and together, the "Nominee Directors". 3.2 From the Effective Date, Amphitryon and JRJ nominate Roger Nagioff and, subject to Amphitryon and JRJ having the right to nominate a second Nominee Director pursuant to Clause 3.1.2, Henry Richards as Nominee Directors. 3.3 The Company agrees that, for so long as Amphitryon or JRJ is entitled to nominate one or more Nominee Directors under Clause 3.1, then Amphitryon and JRJ shall have the right to appoint two Nominee Directors as members of the Remuneration Committee and one Nominee Director as a member of each other Committee (other than the Audit and Compliance Committee), subject to the composition of the relevant Committee satisfying the independence requirements under the Nasdaq Rules as applicable to the Company in the event it loses its "Foreign Private Issuer" (as such term is defined in the U.S. Securities Exchange Act of 1934, as amended) status.

Strictly Private & Confidential 11/85549519_10 4 US-DOCS\150002847.2 3.4 From the Effective Date, Amphitryon and JRJ nominate: 3.4.1 Roger Nagioff and Henry Richards (to the extent Amphitryon and JRJ have the right to nominate a second Nominee Director pursuant to Clause 3.1.2) to be members of the Remuneration Committee; 3.4.2 Roger Nagioff to be a member of the Risk Committee; and 3.4.3 Henry Richards or, if Amphitryon and JRJ do not have the right to nominate a second Nominee Director pursuant to Clause 3.1.2, Roger Nagioff, to be a member of the Nomination and Corporate Governance Committee and any such other Committee that may be established and constituted by the Board from time to time (other than the Audit and Compliance Committee). 3.5 If Amphitryon or JRJ wish to nominate any person for appointment as a Nominee Director or member of a Committee or to remove a Nominee Director as a Nominee Director or as a member of a Committee in accordance with this Clause 3, Amphitryon (on behalf of and at the direction of JRJ) or JRJ shall give notice in writing signed on its behalf to the Company at least five Business Days prior to the proposed date of appointment or removal. 3.6 Amphitryon and JRJ shall ensure that any person nominated for appointment to the Board as a Nominee Director in accordance with this Clause 3 meets any applicable requirements for Directors pursuant to the Articles, the requirements of the FCA (including for the purposes of the Senior Manager and Certification Regime) or otherwise required under applicable law or regulation or the Nasdaq Rules. 3.7 Amphitryon and JRJ shall consult with the Nomination and Corporate Governance Committee prior to the making of any nomination under this Clause 3, in particular (but without limitation) as to whether a person nominated as a Nominee Director is appropriately qualified to act as a Director. 3.8 Subject to Clauses 3.6 and 3.7, the Company shall procure that any person nominated by or on behalf of Amphitryon or JRJ as a Nominee Director or to a Committee pursuant to this Clause 3 is promptly and duly appointed and shall use its best efforts to procure the receipt of any necessary legal or regulatory approval for such appointment. 3.9 Amphitryon and JRJ may at any time while they are entitled to nominate a Nominee Director under this Clause 3 remove a Nominee Director in accordance with Clause 3.5 and shall procure that such Nominee Director resigns or otherwise ceases to be a Director and/or a member of any Committee. Subject to Clauses 3.6 and 3.7, in the event of a vacancy on the Board that is created as a result of a Nominee Director ceasing to be a Director and/or a member of a Committee, Amphitryon and JRJ shall be entitled to nominate another person to be appointed as a Nominee Director or member of a Committee in such Nominee Director’s place by notice in writing to the Company in accordance with Clause 3.5. 3.10 In the event that: 3.10.1 the Shareholders cease to hold in aggregate a beneficial interest in 25 per cent. or more of the issued ordinary share capital of the Company; and/or 3.10.2 the Shareholders cease to hold in aggregate a beneficial interest in 10 per cent. or more of the issued ordinary share capital of the Company, and the number of Nominee Director(s) on the Board exceeds the entitlement of Amphitryon and JRJ to nominate such number of Nominee Director(s) under Clause 3.1, Amphitryon and JRJ shall procure that one or both Nominee Directors resigns as a Director within five Business Days without seeking compensation for loss of office and waiving all claims that he or she may have against the Company and each member of the Group and their respective directors, officers and employees. 3.11 In the event that a Nominee Director refuses to resign: 3.11.1 following notice by Amphitryon or JRJ under Clause 3.9; or 3.11.2 in circumstances where Clause 3.10 applies,

Strictly Private & Confidential 11/85549519_10 5 US-DOCS\150002847.2 Amphitryon, JRJ and the Company shall use reasonable endeavours to ensure that such Nominee Director is removed pursuant to the provisions in the Articles relating to a person ceasing to be a Director or pursuant to a special notice and ordinary resolution of the shareholders of the Company under section 168 of the Companies Act 2006 as soon as practicable thereafter. 3.12 Each Nominee Director shall be entitled to: 3.12.1 be paid a fee at a level commensurate from time to time with other non-executive Directors who have not been appointed to the Board pursuant to this Clause 3, and any such fees (together with any applicable VAT thereon) shall be payable by the Company to the Nominee Directors or their employers (at the direction of the Nominee Directors), subject to the terms of any letter of appointment of such Nominee Director; 3.12.2 benefit from customary directors’ and officers’ liability insurance on standard commercial terms to the extent maintained for the Directors by the Company from time to time; and 3.12.3 the benefit of an indemnity provided by the Company against any liability which the Nominee Director may incur (including without limitation, prior to the Effective Date) in their role as a Director to the extent permitted by law and the Articles and on substantially similar terms to an indemnity provided to other non-executive Directors who have not been appointed to the Board pursuant to this Clause 3. 3.13 In the event that Amphitryon and JRJ collectively hold a beneficial interest in less than 5 per cent. of the issued ordinary share capital of the Company, but together the Shareholder Groups hold in aggregate a beneficial interest in 10 per cent. or more of the issued ordinary share capital of the Company, the rights and obligations of Amphitryon and JRJ in Clause 3 and Clause 6 shall instead be rights and obligations of MASP Investor LP. The Nominee Director nominated by MASP Investor LP may direct that payment of fees be made to MASP Investor LP or the Nominee Director’s employer. 4. NOMINEE DIRECTOR DUTIES Each of Amphitryon, JRJ and the Company acknowledges and agrees that a Nominee Director shall owe the same duties to the Company as are owed by the other non-executive Directors by reason of their appointment as Directors, provided that no Nominee Director shall be under any obligation to disclose any information or opportunities to the Company except to the extent that the information or opportunity was passed to him or her expressly in his or her capacity as a Director. 5. INFORMATION AND CONFIDENTIALITY 5.1 A Nominee Director shall be entitled to provide such information as he or she shall receive from the Company to any member of a Shareholder Group, provided that: 5.1.1 a Nominee Director shall not provide information to any member of a Shareholder Group where the Company notifies the relevant Nominee Director that, based on the written opinion of external legal counsel to the Company, to do so would result in the Company or any member of the Group breaching any applicable legal or regulatory requirement in any jurisdiction; and 5.1.2 a Nominee Director shall not be entitled to provide any information to any member of a Shareholder Group which is inside information for the purposes of the Market Abuse Regulation in relation to the Listed Notes or any other financial instrument that may be admitted to trading on a regulated market, multilateral trading facility or organised trading facility in the European Union or United Kingdom from time to time, unless and to the extent that the Shareholder to whom the information is to be given enters into an undertaking on customary terms in favour of the Company that it and its employees will keep the information confidential and not deal nor recommend nor encourage any person to deal in any securities of the Company

Strictly Private & Confidential 11/85549519_10 6 US-DOCS\150002847.2 (or any related financial instruments) until such information ceases to be inside information. 5.2 Subject to Clause 5.3, each Shareholder shall procure that any Confidential Information which is received or obtained from the Company by it or any member of its Shareholder Group shall be: 5.2.1 used by such person or entity and its employees only for the purpose of, and as required for the monitoring of the Shareholder’s and (in the case of JRJ and MASP Investor LP) its Shareholder Group's investments in the Company; and 5.2.2 treated as confidential, not disclosed to any third party and only disclosed to other members or employees of its Shareholder Group and the other Shareholder Group and the professional advisers of members of its Shareholder Group and the other Shareholder Group where such disclosure is reasonably necessary for the purpose of monitoring the Shareholder’s and (in the case of JRJ and MASP Investor LP) its Shareholder Group's investments in the Company. 5.3 Nothing in this Clause 5 shall limit or otherwise affect the right of any Nominee Director and each Shareholder or any member of its Shareholder Group to disclose any Confidential Information: 5.3.1 with the prior written consent of the Company; 5.3.2 to the extent that the Confidential Information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by a Shareholder or a member of its Shareholder Group; or 5.3.3 to any person to whom a Nominee Director or a Shareholder or any member of its Shareholder Group is required to pass such information by law, securities exchange or any regulatory authority (following, so far as lawful and reasonably practicable, consultation with the Company and after taking into account the reasonable requirements of the Company in relation to such disclosure). 5.4 Nothing in this Clause 5 shall limit or otherwise affect the right of the Company to disclose Confidential Information. 5.5 Each Shareholder acknowledges and undertakes to the Company that it has established and will maintain appropriate insider trading policy and procedures and ancillary internal controls, and that certain Confidential Information disclosed to it from time to time, whether inadvertently or not, under or pursuant to this Agreement or otherwise, may be "material nonpublic information" or "inside information" (as such terms are defined in the Insider Trading Policy) and that neither it nor any member of its Shareholder Group shall deal (or recommend or encourage any person to deal) in any securities of the Company (or any related financial instruments) or disclose such Confidential Information until such information ceases to be "material nonpublic information" or "inside information" (as the case may be) for such purposes, and it and members of its Shareholder Group and their directors, officers, employees and representatives shall comply with the requirements of any applicable laws, rules and regulations and the terms of such Shareholder Group's own insider trading policy and procedures in relation to any dealing in the Company's securities or related financial instruments. This Clause 5.5 shall constitute the representation required pursuant to paragraph 2 of the Insider Trading Policy for the disapplication thereof to the Shareholders. 6. CONSENT RIGHT 6.1 Subject to Clause 6.2, for so long as the Shareholders hold in aggregate a beneficial interest in 20 per cent. or more of the issued ordinary share capital of the Company, the Company shall not, and shall procure that no member of the Group shall, without the prior written consent of Amphitryon or JRJ (which shall be procured prior to any consideration of a matter under this Clause 6.1 by the Remuneration Committee): 6.1.1 establish any bonus scheme, profit sharing scheme, share option scheme or other incentive scheme for Directors and/or employees of the Group (including the

Strictly Private & Confidential 11/85549519_10 7 US-DOCS\150002847.2 adoption of any sub-plan or template award agreement thereunder), whether pursuant to the Omnibus Plan or otherwise (each, a "New Incentive Scheme"); or 6.1.2 amend or vary the terms of an Existing Incentive Scheme or a New Incentive Scheme once established in accordance with Clause 6.1.1 above. 6.2 Subject to compliance with Clause 6.1, the Company, Amphitryon and JRJ acknowledge and agree that the prior written consent of Amphitryon or JRJ shall not be required in respect of: 6.2.1 the granting of bonuses or other awards to Directors and/or employees of the Group under any New Incentive Scheme or any Existing Incentive Scheme in accordance with its terms; or 6.2.2 any amendment or variation of the terms of a New Incentive Scheme or an Existing Incentive Scheme that the Company (acting in good faith) considers to be: (i) immaterial or administrative in nature; or (ii) required in order to implement any current or future regulatory requirement (including a requirement of the SEC, the FCA, the PRA or otherwise). 7. WARRANTIES 7.1 Each Party warrants to the other Parties that: 7.1.1 it is an entity duly organised and validly existing under the laws of the jurisdiction of its incorporation; 7.1.2 it has full power and authority and has obtained all necessary authorities and consents to enter into and perform its obligations under this Agreement; 7.1.3 its execution and delivery of, and its performance of its obligations under, this Agreement will not: (A) result in a breach of any provision of its memorandum or articles of association, by-laws or equivalent constitutional documents or any other agreement or arrangement to which it is a party; (B) result in a breach of any order, judgment or decree of any court of governmental agency to which it is a party or by which it is bound and which is material in the context of the transactions contemplated by this Agreement; or (C) give rise to any right of termination of any other agreement or arrangement to which it is a party. 8. TERMINATION 8.1 In the event that: 8.1.1 the Parties agree in writing that this Agreement shall terminate; 8.1.2 the Shareholders cease to hold in aggregate a beneficial interest in 10 per cent. or more of the issued ordinary share capital of the Company; or 8.1.3 the Company enters into voluntary or compulsory liquidation or a winding-up process, is placed into administration or a receiver is appointed over all or any part of its property, undertaking or assets, enters into any composition or voluntary arrangement with its creditors or otherwise ceases to exist as a consequence of a legal merger or spin off, this Agreement (except for this Clause 8 and Clause 1 (Interpretation), Clause 3 (Appointment and Removal of Nominee Director(s)), Clause 11 (Miscellaneous), Clause 12 (Governing Law and Jurisdiction) and Clause 13 (Process Agent), will terminate with immediate effect. 8.2 Any termination of this Agreement shall be without prejudice to any rights or obligations which may have accrued prior to the date on which this Agreement terminated.

Strictly Private & Confidential 11/85549519_10 8 US-DOCS\150002847.2 9. NOTICES 9.1 A notice (including any approval, consent or other communication) given in connection with this Agreement and the documents referred to in it must be in writing in the English language and must be given by one of the following methods: 9.1.1 by hand (including by courier or process server) to the address of the addressee; or 9.1.2 by pre-paid recorded delivery (or airmail if posted from a place outside the United Kingdom) to the address of the addressee; or 9.1.3 by email to the email address specified for that addressee, being the address or email addresses which is specified in Clause 9.3 in relation to the Party or Parties to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address in the United Kingdom, or marked for the attention of such other person, as the relevant Party may from time to time specify by notice given to all of the other Parties in accordance with this Clause. 9.2 Any notice given by email must also be given by one of the other methods in Clause 9.1 as soon as reasonably practicable after, and, in any event, within one Business Day of, giving that notice, and in that case notice will be treated as having been given at the earliest time at which notice is deemed to have been given pursuant to Clause 9.4 taking into account all of the methods used. 9.3 The relevant address, email address and specified details for each of the Parties at the date of this Agreement are as follows: Company Address: 155 Bishopsgate, London EC2M 3TQ, United Kingdom Email: LondonCosec@marex.com For the attention of: Company Secretary Amphitryon Address: 44 Esplanade, St Helier, Jersey, JE4 9WG, Channel Islands Email: jrj@intertrustgroup.com For the attention of: The Company Secretary JRJ Address: 44 Esplanade, St Helier, Jersey, JE4 9WG, Channel Islands Email: jrj@intertrustgroup.com For the attention of: The Directors MASP Investor LP Address: Little Denmark Building, PO Box 4584, Road Town, Tortola, British Virgin Islands Email: reporting@bxrgroup.com, with a copy to reporting@bxrap.com For the attention of: The Directors 9.4 Subject to Clause 9.5 below, a notice is deemed to be received: 9.4.1 in the case of a notice given by hand (including by courier or process server), at the time when the notice is left at the relevant address 9.4.2 in the case of a notice given by posted letter, on the second day after posting or, if posted to or from a place outside the United Kingdom, the fifth day after posting; and 9.4.3 in the case of a notice given by email, 4 hours after the time at which the email is sent (in the time zone of the recipient's postal address in Clause 9.3) to the email address specified for that Party in Clause 9.3, provided that the sender does not

Strictly Private & Confidential 11/85549519_10 9 US-DOCS\150002847.2 within that 4 hour period receive a delivery failure or delay notification in respect of the email address (or, if more than one email address is specified for that Party, in respect of any of the email addresses). 9.5 A notice received or deemed to be received in accordance with Clause 9.4 on a day which is not a Business Day, or after 5.00 p.m. on any Business Day, shall be deemed to be received on the next following Business Day. 10. ENTIRE AGREEMENT 10.1 Each Party agrees that this Agreement: 10.1.1 constitutes the whole agreement in relation to its subject matter and supersedes any previous agreement between the Parties in relation to its subject matter; and 10.1.2 to the extent permitted by law, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing. 10.2 Each Party agrees that this Agreement is made on the basis that, no other Party has been induced to enter into this Agreement by, nor has relied on, any statement, representation, warranty, assurance, covenant, indemnity, undertaking or commitment ("Representation") which is not expressly set out in this Agreement. 10.3 Each Party agrees that its only right of action in relation to any innocent or negligent Representation set out in this Agreement or given in connection with this Agreement shall be for breach of contract. All other rights and remedies in relation to any such Representation (including those in tort or arising under statute) are excluded. 11. MISCELLANEOUS Assignment 11.1 Subject to Clause 11.2, no Party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement, or sub-contract or delegate in any manner whatsoever its performance under this Agreement, and any such purported dealing in contravention of this Clause 11.1 shall be ineffective. 11.2 A Shareholder (the "Transferor") may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement, or sub-contract or delegate in any manner whatsoever its performance (whether in whole or in part) under this Agreement, to any person (the "Permitted Transferee") who is and remains during the term of this Agreement, a member of the Transferor's Shareholder Group, provided that the Transferor has given prior written notice to the other Parties, the Transferor shall remain liable for the performance of its obligations under this Agreement and such assignment shall only be effective upon an assignee entering into a deed of adherence with the Company. If, at any time following such assignment the Permitted Transferee ceases to be a member of the Transferor's Shareholder Group, the Transferor and Permitted Transferee shall promptly notify the other Parties of such event and shall procure that the benefit of this Agreement or performance under this Agreement is forthwith assigned back to the Transferor or to another member of the Transferor's Shareholder Group. Legal relationship 11.3 Nothing in this Agreement or in any matter or any arrangement contemplated by it is intended to constitute a partnership, association, joint venture, fiduciary relationship or other co- operative entity between the Parties for any purpose whatsoever. Except as expressly provided in this Agreement, no Party has any power or authority to bind any other Party or impose any obligations on it and no Party shall purport to do so or hold itself out as capable of doing so.

Strictly Private & Confidential 11/85549519_10 10 US-DOCS\150002847.2 Third party rights 11.4 No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement. Variation and waiver 11.5 No variation of this Agreement shall be effective unless it is in writing (which for this purpose, does not include email) and signed by, or on behalf of, each of the Parties. The expression "variation" includes any variation, supplement, deletion or replacement however effected. 11.6 No waiver of any right or remedy provided by this Agreement or by law shall be effective unless it is in writing (which for this purpose, does not include email) and signed by, or on behalf of, the Party granting it. 11.7 The failure to exercise, or delay in exercising, any right or remedy provided by this Agreement or by law does not: constitute a waiver of that right or remedy; restrict any further exercise of that right or remedy; or affect any other rights or remedies. 11.8 A single or partial exercise of any right or remedy does not prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy. Counterparts 11.9 This Agreement may be executed in any number of counterparts and by each Party on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts together constitute one instrument. Costs 11.10 Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it. Severance 11.11 If any provision or part of any provision of this Agreement is or becomes invalid or unenforceable in any respect under the law of any relevant jurisdiction, such invalidity or unenforceability shall not affect: 11.11.1 the validity or enforceability in that jurisdiction of any other provision of this Agreement; or 11.11.2 the validity or enforceability under the law of any other jurisdiction of that provision or of any other provision of this Agreement. 11.12 If any provision of this Agreement is or becomes invalid or unenforceable in any respect under the law of any relevant jurisdiction, but would be valid and enforceable if some part of the provision were deleted, the provision in question shall apply in respect of such jurisdiction with such deletion as may be necessary to make it valid and enforceable. Equitable remedies 11.13 Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages alone would not be an adequate remedy for any breach of the provisions of this Agreement. The remedies of injunction and specific performance as well as any other equitable relief for any threatened or actual breach of the provisions of this Agreement would be more appropriate remedies. Further assurance 11.14 Each party agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law, to implement and/or give effect to this Agreement and the arrangements contemplated by it.

Strictly Private & Confidential 11/85549519_10 11 US-DOCS\150002847.2 12. GOVERNING LAW AND DISPUTE RESOLUTION 12.1 This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non- contractual disputes or claims) shall be governed by, and construed in accordance with, English law. 12.2 Each Party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non- contractual disputes or claims). 12.3 Each Party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction. 13. PROCESS AGENT 13.1 Each of Amphitryon and JRJ irrevocably appoints JRJ Ventures LLP of 70 Conduit Street, London W1S 2GF as its agent for service of process in England. 13.2 MASP Investor LP irrevocably appoints BXR Advisory Partners LLP of Badur House, 40-44 Newman Street, London W1T 1QD as its agent for service of process in England. 13.3 If any person appointed as agent for service of process ceases to act as such, the appointing Shareholder shall immediately appoint another person to accept service of process on their behalf in England and notify the Company of such appointment. If a Shareholder fails to do so within five (5) Business Days the Company shall be entitled by notice to such Shareholder to appoint a replacement agent for service of process. This Agreement has been executed as a deed and is delivered on the date shown above.

Strictly Private & Confidential Company: EXECUTED as a DEED by ) MAREX GROUP PLC acting by ) Ian Lowitt ) /s/ Ian Lowitt in the presence of ) (Signature of director) ) Signature of witness /s/ Lauren Tooms Name of witness (in BLOCK CAPITALS) LAUREN TOOMS ……………………………..…………………… Address of witness ……………………………..…………………… ……………………………..…………………… ……………………………..…………………… Amphitryon: EXECUTED as a DEED by ) AMPHITRYON LIMITED acting by ) Jacques van Oorschot ) /s/ Jacques van Oorschot in the presence of ) (Signature of director) ) Signature of witness /s/ Natasha Wilson Name of witness (in BLOCK CAPITALS) NATASHA WILSON ……………………………..…………………… Address of witness ……………………………..…………………… ……………………………..…………………… ……………………………..……………………

JRJ: EXECUTED as a DEED by ) JRJ JERSEY LIMITED as general partner of JRJ INVESTOR 1 LIMITED PARTNERSHIP acting by ) Nigel Crocker ) /s/ Nigel Crocker in the presence of ) (Signature of director) ) Signature of witness /s/ Sean Satchwell Name of witness (in BLOCK CAPITALS) SEAN SATCHWELL ……………………………..…………………… Address of witness ……………………………..…………………… ……………………………..…………………… ……………………………..…………………… MASP Investor LP: EXECUTED as a DEED by ) FORTY TWO POINT TWO ACQUISITION LIMITED as general partner of MASP INVESTOR LIMITED PARTNERSHIP acting by ) ) Jacqueline Daley ) /s/ Jacqueline Daley in the presence of ) (Signature of director) ) Signature of witness ……………………………..…………………… Name of witness (in BLOCK CAPITALS) ……………………………..…………………… Address of witness ……………………………..…………………… ……………………………..…………………… ……………………………..……………………